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                                                                    EXHIBIT 12-1


Commonwealth Edison Company and Subsidiary Companies Consolidated

Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges and Preferred and Preferance Stock Dividend Requirements

(Thousands of Dollars)


                                                                                                                Six Months
                                           Year Ended December 31,       Jan. 1-     Oct. 20-  Year Ended      Ended June 30,
                                   -----------------------------------   Oct. 19,    Dec. 31,  December 31  ----------------------
Line                                  1997         1998        1999        2000        2000        2001        2001        2002
----                               ----------   ----------  ----------  ----------  ---------- -----------  ----------  ----------
   1 Net income                    $ (160,138)  $  594,206  $  650,308  $  603,000  $  133,000  $  606,872  $  328,501  $  359,729
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------

   2 Net provisions for
   3  income taxes and
   4  investment tax
   5  credits deferred
   6  charged to --
   7      Operations and
   8      other income             $  (98,543)  $  350,926  $  327,933  $  220,584  $   99,215  $  506,398  $  271,649  $  235,622
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
   9                               $  (98,543)  $  350,926  $  327,933  $  220,584  $   99,215  $  506,398  $  271,649  $  235,622
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------

  10 Fixed charges --
  11  Interest on debt, including
  12      amortization of debt
  13      discount, premium
  14      and expense              $  509,700   $  488,773  $  577,650  $  472,630  $  127,983  $  554,802  $  284,282  $  252,414
  15  Estimated interest
  16      component of
  17      nuclear fuel and
  18      other lease payments,
  19      rental and other
  20      interest                     70,468       74,568      65,705      11,743       3,180       5,725       2,385       3,575
  21  Preferred securities
  22      dividend requirements
  23      of subsidiary trusts         28,860       29,710      29,710      23,520       6,190      29,710      14,855      14,855
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
  24                               $  609,028   $  593,051  $  673,065  $  507,893  $  137,353  $  590,237  $  301,522  $  270,844
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------

  25 Preferred and
  26  preference
  27  stock dividend
  28  requirements --
  29      Provisions for
  30         preferred and
  31         preference stock
  32         dividends             $   60,486   $   56,884  $   23,756  $    2,773  $       --  $       --  $       --  $       --
  33      Taxes on income
  34         required to meet


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

                                                                                                                Six Months
                                           Year Ended December 31,       Jan. 1-     Oct. 20-  Year Ended      Ended June 30,
                                   -----------------------------------   Oct. 19,    Dec. 31,  December 31  ----------------------
Line                                  1997         1998        1999        2000        2000        2001        2001        2002
----                               ----------   ----------  ----------  ----------  ---------- -----------  ----------  ----------


  35         provisions for
  36         preferred and
  37         preference stock
  38         dividends                 39,623       37,232      15,543       1,814          --          --          --          --
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   $  100,109   $   94,116  $   39,299  $    4,587  $       --  $       --  $       --  $       --
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------


  39 Fixed charges and
  40  preferred and
  41  preference
  42  stock dividend
  43  requirements                 $  709,137   $  687,167  $  712,364  $  512,480  $  137,353  $  590,237  $  301,522  $  270,844
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------

  44 Earned for fixed
  45  charges and
  46  preferred and
  47  preference
  48  stock dividend
  49  requirements                 $  350,347   $1,538,183  $1,651,306  $1,331,477  $  369,568  $1,703,507  $  901,672  $  866,195
                                   ----------   ----------  ----------  ----------  ----------  ----------  ----------  ----------

  50 Ratio of earnings
  51  to --
  52      Fixed charges
  53         (line 49 divided
  54         by line 24)                  (a)         2.59        2.45        2.62        2.69        2.89        2.99        3.20
                                   ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========

  55      Fixed charges and
  56         preferred and
  57         preference
  58         stock dividend
  59         requirements
  60         (line 49 divided
  61         by line 43)                  (a)         2.24        2.32        2.60        2.69        2.89        2.99        3.20
                                   ==========   ==========  ==========  ==========  ==========  ==========  ==========  ==========



(a) Our earnings for 1997 were inadequate to cover fixed charges by approximately $259 million and fixed charges and preferred and preference stock dividend requirements by approximately $359 million. This inadequacy was principally caused by charges related to the closure of our Zion Nuclear Generating Station and our discontinuation of regulatory accounting practices for the generation portion of our business and other charges recorded as a result of the electric utility restructuring legislation adopted in Illinois in 1997.